Execution Version

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of March 8, 2021 (as amended, restated, modified and/or supplemented, from time to time, this "Agreement") is made by and among INTELGENX CORP. and ATAI LIFE SCIENCES AG.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

1.1 Defined terms.  As used in this Agreement, unless otherwise defined in this Agreement, the following terms shall have the following meanings:

1.1.1 "Affiliate" means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person;

1.1.2 "Applicable Law" means, in respect of any Person, property, transaction, event or course of conduct, all applicable laws, statutes, rules, by-laws and regulations, regulatory policies and all applicable official directives, orders, judgments and decrees from Governmental Authorities;

1.1.3 "Arm's Length" has the meaning ascribed to such term in the Income Tax Act (Canada);

1.1.4 "Atai Investment Documents" means all documents, agreements, instruments and certificates relating to or entered into in connection with Atai Investment;

1.1.5 "Atai Investment" means the Investment as such term is defined in the letter of intent entered into between the Parent and the Lender dated February 15, 2021;

1.1.6 "Borrower" means IntelGenx Corp., a legal person existing under the laws of Canada and its successors and permitted assigns;

1.1.7 "Business Day" means a day of the year, other than a Saturday, Sunday or statutory holiday in New York, NY or Montreal, Quebec;

1.1.8 "CAD" means the lawful currency of Canada;

1.1.9 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of the equity of such Person, including, if such person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and, if such Person is a trust, all beneficial interests therein, and shall also include any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such corporation, partnership, limited liability company or trust, whether outstanding on the date hereof or issued on or after the date hereof;

1.1.10 "Cash Equivalents" means: (i) short-term obligations of, or fully guaranteed by, the government of the United States of America or Canada, or of a State of the United States of America or of a Province of Canada, in each case having an approved credit rating, (ii) demand or current deposit accounts maintained in the ordinary course of business with a financial institution having an approved credit rating, (iii) certificates of deposit issued by and time deposits with any commercial bank or trust company (whether domestic or foreign) having an approved credit rating; provided in each case that the same has a term not exceeding six (6) months, provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest (and for certainty, the mere passage of time is not a contingency);

1.1.11 "Closing Date" means March 8, 2021;

1.1.12 "Code" means the United States Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations promulgated thereunder;

1.1.13 "Control" means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto;

1.1.14 "Debt" means, with respect to any Person, all indebtedness for borrowed money of such Person, including those secured by a Lien on any property or asset owned or held by such Person;

1.1.15 "Deed of Hypothec" has the meaning ascribed thereto in Section 6.1 hereof;

1.1.16 "Delayed Draw Term Loan" has the meaning ascribed thereto in Section 2.1 hereof;

1.1.17 "Event of Default" has the meaning ascribed thereto in Section 8.1 hereof;

1.1.18 "Excluded Claims" means any claim, action, arbitration or other proceeding by or with a Person with or to whom the Borrower denies commercial rights with respect to its intellectual property or technology controlled or owned by the Borrower, including but not limited to trademarks or trademark applications, trade names, certification marks, patents or patent applications, industrial designs or copyrights, as a result of the Borrower's compliance its obligations under the Atai Investment Documents;

1.1.19 "Excluded Taxes" means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its taxable income or capital Taxes imposed on (or measured by) its taxable capital, in each case by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, (b) any withholding Tax that (i) is imposed on amounts payable to (A) an assignee of the Lender or (B) the Lender or an assignee of the Lender at the time such Person designates a new lending office, but, in the case of (A) or (B), only to the extent greater than the amount of any Indemnified Taxes to which such Person's assignor, or such Person, would be entitled at the time of such assignment or designation, or (ii) is attributable to such recipient's failure to comply with Section 8.7.2 and (c) any U.S. federal withholding Taxes under FATCA;

1.1.20 "FATCA" means Sections 1471 through 1474 of the Code as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into among Governmental Authorities in connection with the implementation of such Sections of the Code;

1.1.21 "Governmental Authority" means any government, parliament, legislature, regulatory authority, agency, tribunal, department, commission, board, instrumentality, court, arbitration board or arbitrator or other law, regulation or rule making entity (including any central bank, Office of the Superintendent of Financial Institutions or other comparable authority or agency) having or purporting to have jurisdiction in the circumstances;

1.1.22 "Guaranty" has the meaning ascribed thereto in Section 6.2 hereof;

1.1.23 "Highest Lawful Rate" means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Lender in connection with this Agreement under Applicable Law;

1.1.24 "Indemnified Taxes" means all Taxes (including Other Taxes) other than Excluded Taxes;

1.1.25 "Interest" means interest at a rate equal to eight percent (8.0%) per annum calculated monthly in arrears, and payable in accordance with Section 3;

1.1.26 "IRS" means the United States Internal Revenue Service;

1.1.27 "Lender" means ATAI Life Sciences AG, or its successors or permitted assigns;

1.1.28 "Liens" means any mortgage, charge, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or otherwise), security interest or other charge or encumbrance of any nature however arising, or any other agreement or arrangement creating in favour of any creditor a right in respect of any particular property that is prior to the right of any other creditor in respect of such property, and includes the right of a lessor under-capitalized leased obligations, the right of a vendor under a conditional sale agreement and any easement, right of way or other encumbrance or real property;

1.1.29 "Liquidation Event" means any winding-up or dissolution of the Borrower or any transaction resulting in a transfer of all or substantially all of the assets of the Borrower to the Borrower's creditors;

1.1.30 "Loan Documents" means this Agreement, the Deed of Hypothec, the Guaranty and all other documents, agreements, instruments and certificates relating to or entered into in connection with any of the foregoing and the Term Loan, or either of them, but shall not include any Atai Investment Documents;

1.1.31 "Material Adverse Effect" means the occurrence or the failure to occur of any event or series of events, other than arising from the Excluded Claims, which either singly or in the aggregate would have a material adverse effect upon the business, assets, liabilities, financial position or results of operations of the Borrower on a consolidated basis or on the ability of the Borrower to perform its obligations under this Agreement;

1.1.32 "Maturity Date" means the date which is 120 days following the special shareholder meeting of the Parent to approve the transactions contemplated by the Atai Investment Documents, which as of the Closing Date is anticipated to occur on or about May 18, 2021, but in any event not later than September 30, 2021, or such later date as the Lender and Borrower may agree;

1.1.33 "Obligations" means all indebtedness, liabilities and other obligations of the Borrower to the Lender under this Agreement, whether actual, contingent, direct or indirect, matured or not, now existing or hereafter arising;

1.1.34 "Ordinary Course of Business" means the business of the Borrower as presently conducted and as proposed as of the date of this Agreement to be conducted;

1.1.35 "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges, financial institution duties, debit taxes or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, including any interest, fines, penalties and additions to tax imposed on or applicable thereto;

1.1.36 "Parent" means IntelGenx Technologies Corp., a corporation existing under the laws of Delaware, and its successors and permitted assigns;

1.1.37 "Permitted Liens" means, in respect of any property of the Borrower, any of the following:

(i) Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith by appropriate proceedings;

(ii) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of the Borrower, as applicable, in conformity with U.S. GAAP;

(iii) Liens securing purchase money obligations provided such Liens charge only the asset subject to the purchase money obligation, and no other asset;

(iv) Liens for Taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower, as applicable, in conformity with U.S. GAAP;

(v) Liens related to any bank-provided operating or working-capital or credit card facility up to the principal amount of USD500,000, including, without duplication, the conventional hypothec without delivery in favour of the Bank of Montreal registered at the RPMRR on October 23, 2015, under inscription 15-1035828-0001;

(vi) The conventional hypothec without delivery registered in favour of SWK Funding LLC at the Register of Personal and Movable Real Rights ("RPMRR") under number 16-0768812-0001;

(vii) pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(viii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower;

(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(x) any interest or title of a lessor under any operating lease or operating sublease entered into by the Borrower in the ordinary course of its business and other statutory and common law landlords' liens under leases;

(xi) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution's general terms and conditions; and

(xii) Liens securing the Obligations;

1.1.38 "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, any corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or governmental authority;

1.1.39 "Principal" means at any time, the aggregate principal amount of the Term Loan outstanding (including the Delayed Draw Term Loan, if any);

1.1.40 "Secured Property" means any and all property of the Borrower charged under the Deed of Hypothec from time to time;

1.1.41 "Taxes" means all taxes of any kind or nature whatsoever including, without limitation, income taxes, sales or value-added taxes, levies, stamp taxes, royalties, duties, and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority of or within Canada or any other jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon;

1.1.42 "Term Loan" has the meaning ascribed thereto in Section 2.1 hereof;

1.1.43 "U.S. GAAP" means generally accepted accounting principles in the United States;

1.1.44 "U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code;

1.1.45 "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests; and

1.1.46 "USD" means the lawful currency of the United States of America.

2. THE CREDITS

2.1 Term Loan.  For value received, on the terms and conditions set forth in this Agreement (including, without limitation, the provisions of Section 5 hereof), the Lender will make to the Borrower on the Closing Date, a term loan in an amount equal to USD2,000,000 (the "Term Loan").

2.2 Delayed Draw Term Loan.  After the Closing Date and on or prior to the Maturity Date, so long as no Event of Default has occurred and is continuing, the Borrower may, by written notice to the Lender, request that on the terms and subject to the conditions contained in this Agreement, the Lender provide an advance up to an aggregate amount of USD500,000 as an additional term loan (the "Delayed Draw Term Loan") hereunder.  Such notice shall provide all information regarding the Borrower's financial requirements for such additional advance and demonstrate to the satisfaction of the Lender, acting reasonably, that the Delayed Draw Term Loan is warranted and appropriate given the then financial circumstances and requirements of the Borrower.  Immediately after giving effect to the incurrence of the Delayed Draw Term Loan, the outstanding principal amount of such Delayed Draw Term Loan shall be automatically deemed to constitute the Term Loan thereafter for all purposes of this Agreement; it being understood and agreed that such outstanding Delayed Draw Term Loan shall be added to (and form part of) then outstanding Term Loan.

2.3 Amounts due at Maturity. The Principal, any accrued Interest and any other amounts payable by the Borrower pursuant to this Agreement, shall become due and payable on the Maturity Date.

2.4 Voluntary Prepayment.  The Borrower may prepay the Term Loan in whole or in part at any time without premium or penalty. Any prepayment of Principal shall be accompanied by a payment of interest accrued to date thereon.

3. INTEREST

3.1 Obligation to pay Interest. The Borrower shall be obligated to pay Interest on the Principal upon the Maturity Date. The Interest commences to accrue on the date hereof.

3.2 Payment of Interest.  Interest on the outstanding Principal shall accrue daily. Such accrued Interest balance, if any, shall be paid in arrears upon the Maturity Date. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Agreement, together with all fees, charges and other payments which are treated as interest under Applicable Law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Borrower shall not be obligated to pay, and the Lender shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

4. USE OF PROCEEDS

4.1 The Principal shall be used by the Borrower to fund the activities of the Borrower, including, but not limited to: general working capital, research and development, and general corporate purposes.

5. CONDITIONS PRECEDENT

5.1 The obligation of the Lender to make any advance to the Borrower under this Agreement is subject to and conditional upon the fulfilment of each of the following terms and conditions at the time of the advance to the entire satisfaction of the Lender or, as the case may be, waived by the Lender:

5.1.1 The Lender must have received duly executed copies of this Agreement and the other Loan Documents, and satisfactory evidence that the security interest created under the Deed of Hypothec has been duly transmitted to the RPMRR for registration;

5.1.2 The Lender must have received releases and discharges (in registrable form where appropriate) covering all Liens affecting any Secured Property that are not Permitted Liens, or undertakings of the holders of the Liens to deliver releases and discharges promptly after the first advance hereunder;

5.1.3 The representations and warranties set forth in this Agreement and the other Loan Documents will be true and correct in all material respects;

5.1.4 The Lender shall have received copies of certificates of insurance evidencing the effectiveness of all insurance required to be maintained by the Borrower hereunder and naming the Lender as loss payee and additional insured, as the case may be, on all such insurance;

5.1.5 The Lender shall have received satisfactory evidence that no material adverse change has occurred or is about to occur with respect to the Borrower and/or Parent which could reasonably be expected to have a Material Adverse Effect;

5.1.6 There will not exist any Event of Default or any event or circumstance which with the giving of notice, lapse of time and/or other condition might constitute an Event of Default; and

5.1.7 The Lender will have received such evidence of corporate authorization of this Agreement and the other Loan Documents, as the Lender may reasonably require.

6. SECURITY

6.1 On or before the Closing Date, the Borrower agrees to grant to the Lender a security interest over the Secured Property as continuing security for the Obligations pursuant to that certain deed of hypothec to be entered into between the Lender and the Borrower (the "Deed of Hypothec"), and immediately after the Closing Date shall cause such security interest to be registered without any adverse entries that are not Permitted Liens in all offices in which, in the reasonable opinion of the Lender or its counsel, registration is necessary or of advantage to perfect the first ranking Liens intended to be created thereby subject only to Permitted Liens.

6.2 On or before the Closing Date, the Borrower shall cause Parent to provide the Lender with an unlimited corporate guaranty (the "Guaranty") in respect of the Obligations.

7. COVENANTS

7.1 Affirmative Covenants. At all times, the Borrower hereby covenants and agrees that for so long as this Agreement is in force and any portion of the indebtedness hereunder remains unpaid, unfulfilled and/or unsatisfied, the Borrower shall:

7.1.1 If the Borrower is compelled by Applicable Law to make any withholding or deduction due to any tax or if the Lender is liable to pay tax in respect of any payment due or made by the Borrower to the Lender, and if the withholding or deduction is made on account of Indemnified Taxes, pay to the Lender such additional amount as may be necessary in order that the payment actually received be equal to the payment which otherwise would have been received in the absence of such withholding or deduction or tax (including in the absence of any additional withholding or deduction or tax in respect of any additional amount payable pursuant hereto); provided that the foregoing will not apply in respect of (i) Excluded Taxes, or (ii) a withholding, deduction or tax from which the Lender would have been exempted but for its failure to fulfill applicable exemption formalities;

7.1.2 deduct, pay and/or remit all taxes, premiums, contributions, levies, fees and other amounts which the Borrower is required to deduct at source, pay and/or remit by or on behalf of the Borrower or otherwise under the Income Tax Act (Canada), Excise Tax Act (Canada), Canada Pension Plan, Employment Insurance Act (Canada), Income Tax Act (Ontario), Workers' Compensation Act (Ontario) or any regulations to the foregoing or under any other applicable legislation, rule or order, to any taxing authority having jurisdiction, to the extent that any such failure to withhold, pay and/or remit would have a Material Adverse Effect on the Borrower or create a liability to the directors that is not covered by the director and officer liability insurance policy then in effect  (provided that, for greater certainty, this Section 7.1.2 shall not be read so as to limit any of the Borrower's obligations pursuant to Section 8.7); provided that (and without prejudice to section 7.1.1) if a payment made to the Lender under this Agreement would be subject to U.S. federal deduction or withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such other times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 7.1.1, "FATCA" shall include any amendments made to FATCA after the date hereof;

7.1.3 pay or cause to be paid all Obligations falling due hereunder on the dates and in the manner specified herein;

7.1.4 insure and keep insured its property, assets and business, and will maintain business interruption and civil liability insurance, in each case, for such coverage as a prudent administrator would obtain or do in the case of similar property, assets and business;

7.1.5 do or cause to be done all things necessary or desirable to maintain its corporate existence in its present jurisdiction of incorporation, to maintain its corporate power and capacity to own its property and assets, and to carry on its business in a commercially reasonable manner;

7.1.6 preserve and maintain all necessary permits, and material intellectual property or technology controlled or owned by the Borrower, including but not limited to trademarks or trademark applications, trade names, certification marks, patents or patent applications, industrial designs, copyrights, URLs and internet domain names, in each case including the payment of all maintenance and renewal fees, and goodwill, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

7.1.7 comply with the requirements of all Applicable Laws, preserve and perform in all material respects its obligations under material agreements to which it is a party except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

7.1.8 as soon as practicable after it shall become aware of the same, give notice to the Lender of the following events:

(i)  the commencement or threatened commencement of any action, proceeding, arbitration or investigation against or in any other way relating adversely to the Borrower or any of its properties, assets, permits or businesses if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(ii)  any Event of Default, or the occurrence or non-occurrence of any event which constitutes, or which with the passage of time or giving of notice or both would constitute, a material default under any other material Debt of the Borrower, giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

7.1.9 take all steps that are necessary to obtain approvals and consents required now or in the future to permit the Borrower to perform its Obligations under this Agreement, other than such approvals and consents the lack of which may result in any Excluded Claims; and

7.1.10 pay and discharge all obligations incidental to any trust imposed upon it by statute which, if unpaid, might become a Lien upon any of its property, in each case unless being contested in good faith by appropriate proceedings.

7.2 Negative Covenants. At all times, the Borrower hereby covenants and agrees that for so long as this Agreement is in force and any portion of the indebtedness hereunder remains unpaid, unfulfilled and/or unsatisfied, the Borrower shall not:

7.2.1 change in a material manner the nature of its business as presently carried on;

7.2.2 enter into a transaction resulting in a Liquidation Event;

7.2.3 enter into any transaction outside the Ordinary Course of Business, including a reorganization, liquidation, dissolution or winding-up of the Borrower, except for any transactions otherwise permitted under this Section 7.2;

7.2.4 acquire or redeem any securities (including by way of repurchase or redemption of the Borrower's own securities) except for any transactions otherwise permitted under this Section 7.2;

7.2.5 from the date hereof, create, incur, assume or suffer to exist any Lien upon any of its properties, whether now owned or hereafter acquired, other than:

(i)  Permitted Liens;

(ii)  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or existing on any property or asset of any Person that becomes a subsidiary after the date hereof prior to the time such Person becomes a subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a subsidiary, as the case may be and extensions, renewals and replacements thereof that do not, for purposes of this clause (ii), increase the outstanding principal amount thereof;

(iii)  Liens relating to purchase orders and other agreements entered into with customers with respect to the sale of goods or delivery of services of the Borrower or any subsidiary in the ordinary course of business;

(iv)  Liens on proceeds of insurance claims to secure the Debt described in Section 7.2.9 (xii); and

(v)  Liens on assets (not constituting Secured Property) of the Borrower not otherwise permitted above and securing any Debt and other obligations in an amount not exceeding USD500,000 at any time outstanding;

7.2.6 from the date hereof, make any loans or make any investments in any other Person, other than:

(i)  accounts receivable and extensions of trade credit to and extended payment terms to customers in the ordinary course of business;

(ii)  Cash Equivalents;

(iii)  investments by the Borrower in the Capital Stock of its subsidiaries;

(iv)  guarantees constituting Debt under Section 7.2.9;

(v)  investments consisting of prepaid rent or security deposits made by the Borrower in the ordinary course of business;

(vi)  investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(vii)  capital expenditures not otherwise prohibited under this Agreement; and

(viii)  any other investment, capital contribution, loan, advance or book entries reflecting any of the foregoing (other than acquisitions) so long as the aggregate amount of all such investments, capital contributions, loans, advances or book entries does not exceed USD500,000 at any time;

7.2.7 engage in any commercial transactions with Persons not dealing at Arm's Length with the Borrower excluding:

(i) for greater certainty, compensation arrangements with directors and officers approved by the board of directors of the Borrower;

(ii) transactions between or among the Borrower and its subsidiaries;

(iii) payments by the Borrower pursuant to tax sharing agreements among the Parent, the Borrower and its subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party; and

(iv) any transaction otherwise permitted under Section 7.2;

7.2.8 Unless otherwise expressly permitted in this Agreement,

(i) declare or pay any dividend on, or make any payment or distribution on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any class of capital securities of the Borrower or any warrants or options to purchase any such capital securities, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property;

(ii) make any loan, advance or extension of credit to any other Person, or any other investment in any shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of or in such Person's capital;

(iii) guarantee, provide an indemnity in respect of, endorse or otherwise become liable for any debts, liabilities or obligations of any other Person, or give other financial assistance of any kind to any other Person;

7.2.9 create, incur, assume or otherwise become directly or indirectly liable upon or in respect of (including as a guarantor thereof), or suffer to exist, any Debt other than:

(i)  trade payables (excluding payables related to inventory purchases) not exceeding USD1,000,000;

(ii)  amounts owing on corporate credit cards not exceeding CAD75,000 and USD60,000;

(iii)  amounts under this Agreement;

(iv)  any Debt related to any Permitted Lien;

(v)  any Debt existing on the date hereof and set forth in Schedule 7.2.9 and extensions, renewals and replacements of any such Debt with Debt of a similar type that does not, for purposes of this clause (v), increase the outstanding principal amount thereof;

(vi)  any Debt of the Borrower as an account party in respect of trade letters of credit;

(vii)  any Debt arising from the endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(viii)  any Debt of the Borrower arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Debt is repaid within five (5) Business Days after being incurred;

(ix)  obligations owed to customers of the Borrower arising from the receipt of advance payments from a customer in the ordinary course of business;

(x)  any Debt of the Borrower as an account party in respect of trust account funds or letters of credit established or issued for the account of the Borrower, as the case may be, that are established or issued in order to provide security for workers' compensation claims or pension plans, payment obligations in connection with self-insurance, reclamation or closure liabilities or similar requirements, in each case in the ordinary course of business;

(xi)  obligations of the Borrower arising in respect of performance bonds and completion, guarantee, surety and similar bonds, in each case obtained in the ordinary course of business and pursuant to customary terms in the Borrower's industry to support statutory and contractual obligations (other than any Debt) arising in the ordinary course of business; provided that the amount of any such obligations shall not exceed the maximum amount required pursuant to the applicable statutory law or contract;

(xii)  any Debt of the Borrower consisting of the financing of insurance premiums in the ordinary course of business, such Debt not to exceed USD200,000 at any point in time, provided, however, such Debt shall not include any Debt for the financing of director and officer liability insurance premium;

(xiii)  any Debt of the Borrower constituting reimbursement obligations in respect of bank guarantees, letters of credit and other similar credit enhancements up to an aggregate amount of USD200,000 at any time outstanding;

(xiv)  any bank-provided secured operating or working-capital facility up to the principal amount of USD500,000; and

(xv)  other Debt of the Borrower (excluding any Debt described above) shall not exceed USD500,000 at any time outstanding; and

7.2.10 effect any changes to the certificate of incorporation or by-laws or similar constituent documents of the Borrower except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8. DEFAULT

8.1 Event of Default.  This Agreement shall be in default upon the occurrence of the following events (each of which being an "Event of Default"):

8.1.1 if the Borrower makes any default in payment owing under this Agreement when the same shall become due and payable and such default continues for a period of ten (10) calendar days following delivery of written notice of such default by the Lender;

8.1.2 if a default occurs in performance of any other covenant of the Borrower in favour of the Lender under this Agreement or any other Loan Document, and such default continues for a period of thirty (30) calendar days following delivery of written notice of such default by the Lender;

8.1.3 if any holder of any Lien enforces against, delivers any notice relating to its rights or its intention to enforce against (where such holder is reasonably considered to have a bona fide right to enforce), or becomes entitled to enforce against or seizes, executes, or otherwise takes possession, management or control of any of the Secured Property or the interest of the Borrower in any of the Secured Property, in each case having a value in excess of USD500,000, and the Borrower does not release or discharge the same or provide for the release or discharge thereof, or procure a stay of execution thereof, within thirty (30) calendar days (and in any event at least five (5) calendar days before such Secured Property is capable of being disposed of thereunder);

8.1.4 if default occurs (after giving effect to any applicable grace period thereunder) in payment or performance of any Debt which would entitle the creditor to accelerate repayment of the Debt of the Borrower (including, without limitation, this Agreement) and such default is not waived by such creditor in writing within ten (10) calendar days of the occurrence of such default;

8.1.5 if any material representation or warranty made by the Borrower herein or in any agreement, undertaking, certificate, statement or report furnished in connection herewith is found to be false or incorrect in any way so as to make it materially misleading when made or when deemed to have been made and such default continues for a period of thirty (30) calendar days following delivery of written notice of such default by the Lender;

8.1.6 if this Agreement, or any part hereof shall, at any time after its execution and delivery and for any reason, cease in any way to be in full force and effect or to be a legal, valid and binding obligation of the Borrower or if it becomes unlawful for the Borrower to perform or comply with any and all of its obligations under this Agreement, or if the validity or enforceability of any of this Agreement is disputed in any manner by the Borrower, and such default is not capable of being remedied, or if capable of being remedied, such default continues for a period of thirty (30) calendar days following delivery of written notice of such default by the Lender;

8.1.7 if any act, matter or thing is done, voluntarily or involuntarily toward, or any action or proceeding is launched or taken to terminate the corporate existence of the Borrower, whether by reorganization, winding-up, dissolution, liquidation or otherwise, and such actions or proceedings are not dismissed within sixty (60) days after filing;

8.1.8 if the Parent and the Borrower have not negotiated in good faith and executed a definitive agreement with respect to the Atai Investment by March 12, 2021; and

8.1.9 if the Borrower has not repaid all amounts owing to the Lender under this Agreement within one Business Day of receipt of any subscription funds under the definitive agreement with respect to the Atai Investment.

8.2 Enforcement.  Upon the occurrence of an Event of Default that is continuing (and in respect of which any applicable cure period has expired without the applicable default having been cured within such cure period), all of the Obligations, at the Lender's option, shall become due and payable within one hundred twenty (120) days and the Lender may, at its option at the expiration of such period, proceed to enforce payment and performance of the Obligations and to exercise any or all of the rights and remedies contained in this Agreement and the Deed of Hypothec, or otherwise afforded by Applicable Law, in equity or otherwise. The Lender expressly retains all rights and remedies not inconsistent with the provisions in this Agreement.

8.3 None of the rights or remedies in Section 8.2 is exclusive of or dependent on or merge in any other right or remedy, and one or more of such rights and remedies may be exercised independently or in combination from time to time.

8.4 [Reserved].

8.5 Costs of Collection.  The Borrower will pay or reimburse the Lender for any costs or expenses incurred by the Lender in collecting amounts owed to it by the Borrower or in the enforcement of the security or any Obligations.

8.6 Statutory Waivers.  To the fullest extent permitted by Applicable Law, the Borrower waives all of the rights, benefits and protections given by the provisions of any existing or future statute that impose limitations upon the powers, rights or remedies of a Lender or upon the methods of realization of security, including any seize or sue or anti-deficiency statute or any similar provisions of any other statute.

8.7  With respect to any withholding tax:

8.7.1 Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes, except as required by Applicable Law. If the Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 8.7.1), the Lender receives an amount equal to the sum it would have received had no such deduction been made, (ii) the Borrower shall make such deduction, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

8.7.2 If the Lender is entitled to an exemption from or reduction of withholding tax with respect to payments made under this Agreement, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 8.7.2 (i)(A), (i)(B) and (i)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

8.7.3 The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender, timely reimburse the Lender for the payment of, any Other Taxes.  Any and all amounts payable by or on account of any obligation of the Borrower under this Agreement exclude any applicable goods and services, harmonized sales, provincial sales, transfer or similar Taxes.  The Borrower shall timely pay to the Lender, or directly to the relevant Governmental Authority, as the case may be, any such Taxes in accordance with Applicable Law.

8.7.4 As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

8.7.5 The Borrower shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Lender, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 8.7) or from the execution, delivery or enforcement of, or otherwise with respect to this Agreement and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive, absent manifest error.

8.7.6 If the Lender determines, in its sole discretion, that it has received a refund or credit of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 8.7, it shall notify the Borrower and it shall pay to the Borrower an amount equal to such refund or credit  (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 8.7 with respect to the Indemnified Taxes), net of all out-of-pocket expenses of such Lender and without interest (other than any interest, net of Taxes thereon, paid by the relevant Governmental Authority with respect to such refund or credit), provided, however, that the Borrower, upon the written request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund or credit to such Governmental Authority. This paragraph shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

8.7.7 Without limiting the generality of the foregoing,

(i)  The Lender is not a U.S. Person for U.S. federal income tax purposes and shall, to the extent it is legally entitled to do so, deliver to the Borrower on or prior to the Closing Date (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(A) if the Lender is claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the "business profits" or "other income" article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) if the Lender is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such non-U.S. lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D) if the Lender is not a beneficial owner of a portfolio interest under Section 881(c) of the Code, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(ii)  the Lender, to the extent it is legally entitled to do so, shall deliver to the Borrower on or prior to the Closing Date (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

8.7.8 The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

9. ASSIGNMENT

9.1 The Borrower may not assign its rights and obligations under this Agreement. The Lender may not sell, assign or otherwise dispose of this Agreement to any person without the prior written consent of the Borrower, such consent not to be unreasonably withheld, and provided that any sale, assignment or disposition is made in accordance with applicable securities laws. Notwithstanding the foregoing, the Lender may, upon giving notice to the Borrower, sell, assign or otherwise transfer this Agreement to any successor of a Lender or to an Affiliate of the Lender.

10. AMALGAMATION

10.1 The Borrower acknowledges that if it amalgamates or is otherwise combined or arranged with any other corporation or entity, the term "Borrower" where used herein shall extend to and include each of such predecessor entity and the amalgamated, combined or arranged entity.  Nothing in this Section 10.1 shall permit or authorize an amalgamation that is otherwise prohibited by the provisions of this Agreement.

11. CURRENCY

11.1 All sums of money, unless otherwise specified herein, are expressed in the currency of the United States of America.

12. JURISDICTION

12.1 The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any Related Party thereof in any way relating to this Agreement in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final and nonappealable judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

13. WAIVER OF VENUE

13.1 The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in Section 12.1. The Borrower hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

14. SERVICE OF PROCESS

14.1 The Borrower irrevocably consents to service of process in the manner provided for notices in Section 16.1. Nothing in this Agreement shall affect the right of the Lender to serve process in any other manner permitted by Applicable Law. The Borrower irrevocably designates, appoints and empowers Corporation Service Company in the case of any suit, action, or proceeding brought in the United States as its designee, appointee and agent to receive, accept, and acknowledge for and on its behalf, and in respect of its property, service of  service of any and all legal process, summon, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or the relationship established hereunder.

15. WAIVER OF JURY TRIAL

15.1 THE BORROWER WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

16. NOTICE

16.1 All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon (i) the actual receipt if sent by personal delivery or a nationally recognized overnight courier to the party to be notified, or (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day. If notice is given to the Borrower, it shall be sent to IntelGenx Corp., 6420 rue Abrams, Saint-Laurent, Quebec H4S 1Y2, Attention: Horst Zerbe (horst@intelgenx.com); and if notice is given to the Lender, it shall be sent to ATAI Life Sciences AG c/o Mindspace, Krausenstrasse 9-10, 10117 Berlin, Germany, Attn: Florian Brand and Ryan Barrett (florian@atai.life and ryan@atai.life) and a copy (which shall not constitute notice) shall also be sent to Torys LLP Suite 3000, 79 Wellington Street West Box 270, TD Centre, Toronto, Ontario M5K 1N2, Attention: Cheryl V. Reicin (creicin@torys.com).

17. GOVERNING LAWS

17.1 This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without reference to conflict of laws principles.

18. AMENDMENTS AND WAIVERS

18.1 To be effective, any amendment to this Agreement must be by mutual written instrument of the Borrower and the Lender.

19. ENGLISH LANGUAGE

19.1 This Agreement is in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given under this Agreement, and all written, electronic, oral or other communications between the parties hereto regarding this Agreement, shall be in the English language.

20. SEVERABILITY

20.1 If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, then such provision(s) shall be excluded from this Agreement to the extent they are held to be unenforceable and the remainder of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

21. COUNTERPARTS

21.1 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with Applicable Law) or other transmission method and any counterpart so delivered is deemed to have the same effect as if the original signature had been delivered to the other parties and is valid and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF the parties have signed and delivered this Agreement as of the date first written above.

BORROWER:

INTELGENX CORP.

Per:	/s/ Horst Zerbe
Name: Horst Zerbe Title: Chief Executive Officer

LENDER:

ATAI LIFE SCIENCES AG

Per:	/s/ Florian Brand
Name: Florian Brand Title: Chief Executive Officer

[IntelGenx  – Atai Loan Agreement]

Schedule 7.2.9

1. 2017 8% Convertible Debentures due June 30, 2022;

2. 6% Subordinated Convertible Unsecured Promissory Note due June 1, 2021; and

3. 8% Convertible Promissory Note due October 15, 2024.